Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Wash. 98033

Investor Contact: Alice Kang 425.576.3696
Media Contact: Susan Johnston 425.576.3617

NEXTEL PARTNERS NAMES NEW CHIEF FINANCIAL OFFICER,

APPOINTS NEW BOARD MEMBER AND PROMOTES CONTROLLER

KIRKLAND, Wash. – July 23, 2003 – Nextel Partners, Inc. (NASDAQ: NXTP), which has the exclusive right to offer Nextel wireless services in the mid-sized U.S. markets it serves, today announced the addition of Barry Rowan as vice president, chief financial officer and treasurer.

Rowan joins the company’s senior management team August 18, 2003, to oversee the financial management of the company. He brings extensive leadership skills and experience in both emerging businesses and the telecommunications industry. Most recently he served as principal of consulting and private investment firm, Rowan & Company, LLC. Previously, Rowan served as CFO at Velocom Inc., a large-scale telecommunications start-up headquartered in Englewood, Colo., where he also acted as CEO of the company’s Brazilian subsidiary, Vesper, for a period of time. Prior to joining Velocom, Rowan held positions as CFO and division manager of Fluke Corporation, a worldwide market leader in electronic test tools.

“Barry joins Nextel Partners at a terrific time. We’re on our way to becoming free cash flow positive for the full year 2004,” said John Chapple, president, CEO and chairman of Nextel Partners.  “Barry not only brings significant financial and operational management experience to our company, but he also shares our relentless focus on growing and scaling our business, and striving for 100 percent customer satisfaction.”

Rowan has a master’s degree in business administration from Harvard Business School and a bachelor’s degree of science in business administration and chemical biology from The College of Idaho. He also serves on the board of trustees for Seattle Pacific University. Rowan replaces John Thompson, who will continue contributing to the company’s success as vice president of strategic initiatives.

Nextel Partners also announced the election of James Perry this month to Nextel Partners’ board of directors.

He is currently a managing director of Madison Dearborn Partners, which he co-founded in 1993. The company is an initial investor in Nextel Partners. From 1985 to 1993, Perry was at First Chicago Venture Capital, the predecessor firm to Madison Dearborn Partners, where he oversaw the firm’s venture capital stage investment in Nextel Communications among other investments in the communications industry. Perry also is a board member of several other communications-related organizations, including Allegiance Telecom, Looking Glass Networks and XM Satellite Radio.  In conjunction with his board participation, Perry will serve on the company’s finance committee.

The company also announced the promotion of Linda Allen to chief accounting officer, in recognition of her contributions to Nextel Partners’ success and strong financial management.  Allen, who joined the company as controller in 1999, is responsible for the accounting, purchasing and financial reporting functions of the company.  She also oversees the development of accounting systems and procedures, the handling of SEC-related matters and external audits and reviews.  Previously Allen served as director of finance at Northwest Airlines and as manager of financial reporting at Fingerhut Corporation.

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Non-GAAP financial measures discussed in this press release, such as free cash flow, should be considered in addition to, but not as a substitute for, information prepared in accordance with GAAP.  To view reconciliations from GAAP results to non-GAAP financial measures visit the ‘Financial Data’ tab of the ‘Investor Relations’ section at www.nextelpartners.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

About Nextel Partners

Nextel Partners, Inc., (NASDAQ: NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel including digital cellular, text and numeric messaging, wireless Internet access and Direct ConnectTM digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.

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Nextel and Direct Connect are trademarks and/or servicemarks of Nextel Communications, Inc.